Exhibit 10.11

October 17, 2011

David Sangster

Dear David,

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as Vice President of Manufacturing Operations and you will initially report to the Company’s Chief Products Officer. Your primary duties will be management of manufacturing operations for Nutanix products. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Employee Benefits. You will be paid a starting salary at the rate of $190,000 per year, payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits.

3. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 350,000 shares of the Company’s common stock (the “Option”). The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Plan (the “Plan”), as described in that Plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the Option shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total Option shares will vest in monthly installments thereafter, subject to your continuous service, as described in the applicable stock option agreement. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock. Notwithstanding the foregoing, in the event that your employment is terminated by the Company and such termination is (A) upon or within 12 months following a Triggering Event (as defined in the Plan) and (B) by the Company for any reason other than Cause (as defined in the Plan), and provided you comply with the Conditions (as defined below), then effective as of such

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

termination the Option shall vest with respect to that number of shares which would have vested in the 12 month period immediately following such termination.

For purposes of this letter, “Conditions” will mean (i) if your service has or is terminating, you have returned all Company property in your possession within 10 days following your termination and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 30th day after your termination.

4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

8. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

[Signature Page Follows]

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on October 19, 2011.

We look forward to having you join us no later than December 5, 2011.

Very truly yours,

Nutanix, Inc.

By:	/s/ Ajeet Singh
(Signature)

Name:	Ajeet Singh
Title:	Chief Products Officer

ACCEPTED AND AGREED:

David Sangster
(Print Employee Name)

/s/ David Sangster
(Signature)

10/19/2011
Date

Anticipated Start Date:	Dec 5, 2011

Attachment A: Confidential Information and Invention Assignment Agreement

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See Attached)

Nutanix Inc., 1735 Technology Drive Suite 575, San Jose, CA 95110 Ph: 408.520.0520

www.nutanix.com